UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2015

NORTHWEST BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35737	94-3306718
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4800 Montgomery Lane, Suite 800
Bethesda, MD 20814

(Address of principal executive offices)

(204) 497-9024

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c

Item 7.01 Regulation FD Disclosure.

Item 8.01 Other Events.

On Friday, August 21, 2015, the Company issued a press release confirming that the Company’s Phase III clinical trial of DCVax®-L for newly diagnosed Glioblastoma multiforme is ongoing and all patients in the trial are continuing to be treated in accordance with the protocol. The Company reported that over 300 patients have been recruited for the trial. The Company reported that the only change in the status of the trial is that new screening of patient candidates has been suspended while the Company prepares and submits certain information from the trial for regulatory review. A copy of the press release is attached as Exhibit 99.1.

The Company received various shareholder inquiries, asking whether the 300 patients are actually enrolled and being treated in the trial, or were just screened for the trial. On Monday, August 24, the Company responded by confirming that the 300 patients are actually enrolled and being treated in the trial. The Company also noted that being in the trial means not being in the Information Arm, and not being in the pseudo-progression arm, each of which are parallel with the trial but outside the trial.

A shareholder inquiry also asked what information the Company is submitting to regulators. The Company’s response noted that such submissions would not normally be discussed in the middle of a regulatory process or dialog, and that the Company plans to report when the process has been completed.

A copy of the shareholder reply is attached as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(d)	List of Exhibits

Exhibit No.	Description

Exhibit 99.1 Exhibit 99.2	Press release dated August 21, 2015 Response to shareholder

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

NORTHWEST BIOTHERAPEUTICS, INC.

Date: August 25, 2015	By:	/s/ Linda Powers
Linda Powers, Chief Executive Officer, Chairperson